Exhibit 3.37

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF FORMATION

OF

NUVEEN GLOBAL ADVISORS, LLC

Nuveen Global Advisors, LLC (hereinafter called the “company”), a limited liability company organized and existing under and by virtue of the Limited Liability Company Act of the State of Delaware, does hereby certify:

1.               The name of the limited liability company is Nuveen Global Advisors, LLC.

2.               The certificate of formation of the company is hereby amended by striking out Article 1 thereof and by substituting in lieu of said Article the following new Article 1:

FIRST. The name of the limited liability company formed hereby is Tradewinds NWQ Global Investors, LLC.

Executed on this 23rd day of January, 2006.

/s/ Alan G. Berkshire
NWQ Holdings, LLC,
Managing Member, by
Name: Alan Berkshire
Title: Senior Vice President and
Secretary